Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations & Corp. Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY

REPORTS SECOND QUARTER 2011 RESULTS;

REAFFIRMS FULL YEAR NET SALES AND OPERATING INCOME OUTLOOK

Highlights:

•

Second quarter 2011 consolidated net sales increased 21 percent to $268.0 million, compared to second quarter 2010 net sales of $221.8 million, including a 3 percentage point benefit from changes in foreign currency exchange rates.

•	Second quarter 2011 net loss was $13.6 million, or $(0.40) per diluted share, compared to net loss of $10.6 million, or $(0.31) per diluted share, for the second quarter of 2010.

•	The company reaffirmed its outlook for full year 2011 net sales to increase 14 to 16 percent and maintained its outlook for operating margin of approximately 7.5 to 7.7 percent.

•	The board of directors declared a quarterly dividend of $0.22 per share.

•	The company’s cash and short-term investments at June 30, 2011 totaled approximately $298.3 million with no long-term debt.

PORTLAND, Ore. — July 28, 2011 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in active outdoor apparel, footwear, accessories and equipment, today announced net sales of $268.0 million for the quarter ended June 30, 2011, an increase of 21 percent compared to net sales of $221.8 million for the same period of 2010, with 3 percentage points of that increase resulting from changes in foreign currency exchange rates.

Second quarter net loss totaled $13.6 million, or $(0.40) per diluted share, compared with a net loss of $10.6 million, or $(0.31) per diluted share, for the same period of 2010.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Each of our major brands generated growth in the second quarter, keeping us on pace toward our full year objectives of record sales and improved profitability. As we head into the second half of 2011, we are confident that our product innovations and compelling marketing messages will continue to elevate our brands and drive growth.”

Second Quarter 2011 Results

The second quarter is the company’s smallest revenue quarter, historically accounting for approximately only 15 percent of annual net sales. As a result, regional, category and brand net sales results often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments.

Second quarter net sales increased 21 percent, driven by 20 percent growth in Columbia brand net sales to $239.1 million, a 24 percent increase in Mountain Hardwear brand net sales to $22.7 million, and a 106 percent increase in Sorel brand net sales to $3.7 million. (See “Brand Net Sales” table below.)

Second quarter U.S. net sales grew 4 percent to $129.0 million, driven primarily by a 39 percent increase in direct-to-consumer sales, partially offset by an 8 percent decline in wholesale sales, reflecting a combination of a planned shift in the timing of shipments of Fall 2011 advance orders compared with Fall 2010, and unseasonable weather, which resulted in fewer reorders and greater cancellations of advance orders compared with the second quarter of 2010. Net sales in the Latin America/Asia Pacific (LAAP) region grew 48 percent to $76.6 million, including a 9 percentage point benefit from changes in foreign currency exchange rates, while net sales in the Europe/Middle East/Africa (EMEA) region increased 39 percent to $53.6 million, including a 5 percentage point benefit from changes in exchange rates. The increased net sales in both the LAAP and EMEA regions primarily reflected increased shipments to independent distributors, made possible by more timely production of Fall 2011 advance orders compared to last year. The LAAP region also benefited from a 42 percent net sales increase in Korea and a 36 percent net sales increase in Japan as it began to recover from the March 11, 2011 earthquake and tsunami. Canada net sales increased 14 percent to $8.8 million, including a 6 percentage point benefit from changes in exchange rates. (See “Geographical Net Sales” table below.)

Second quarter 2011 sportswear net sales increased 12 percent to $136.2 million, outerwear net sales increased 43 percent to $62.1 million, footwear net sales increased 29 percent to $50.0 million, and accessories and equipment net sales increased 11 percent to $19.7 million. (See “Categorical Net Sales” table below.)

The company ended the second quarter of 2011 with approximately $298.3 million in cash and short-term investments, compared with approximately $398.3 million at June 30, 2010.

Inventories totaled $422.0 million at June 30, 2011, an increase of 36 percent from June 30, 2010. The increase resulted from:

•	earlier receipts of Fall 2011 production to fulfill advance orders for delivery in the second half of 2011;

•	excess Fall 2010 inventory intentionally held for sale primarily through company-owned retail outlet stores in the second half of 2011;

•	higher Spring 2011 inventory compared to Spring 2010, partially due to unseasonable weather which resulted in fewer reorders and greater cancellations of advance orders; and

•	the effect of a weaker U.S. dollar on translation of non-U.S. inventory balances.

2011 Financial Outlook

The company reaffirmed its previous expectations for full year 2011 operating margin to increase approximately 50 to 70 basis points compared with 2010 operating margin of 7.0 percent, driven by:

•	an expected net sales increase of 14 to 16 percent compared with 2010,

•	an approximate 100 basis point increase in gross margins compared to 2010 gross margins of 42.4 percent, and

•	increased licensing income, partially offset by

•	an estimated 50 basis point increase in selling, general and administrative expenses (SG&A) as a percentage of sales.

The company is currently planning for a full-year income tax rate of approximately 27 percent.

The company expects a low double-digit percentage increase in third quarter 2011 net sales compared with third quarter 2010 and operating income of approximately $70 million to $74 million, with a 25 basis point increase in gross margins, and 100 basis points of SG&A expense expansion as a percentage of net sales, partially offset by an increase in licensing income.

All projections related to anticipated future results are forward-looking in nature and are based on a variety of factors and assumptions, which may change, perhaps significantly.

Dividend

The board of directors approved a dividend of $0.22 per share, payable on September 1, 2011 to shareholders of record on August 18, 2011.

CFO’s Second Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, reviewing the company’s second quarter 2011 results and fiscal 2011 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, July 28, 2011 at 5:00 p.m. ET to review its second quarter results and 2011 financial outlook. To participate, please dial (877)407-9205 in the United States, (201)689-8054 outside the U.S.; Conference ID 9177149#. The call will also be webcast live on the investor information section of the company’s website at www.columbia.com, where it will remain available until July 25, 2012.

Columbia Sportswear plans to report financial results for the third quarter of 2011 on Tuesday, October 25, 2011 at approximately 8:00 a.m. EDT. Following the earnings report, at approximately 8:15 a.m. EDT, the company plans to publish a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, to the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 9:00 a.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel, footwear, accessories and equipment. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail®, and Pacific Trail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, tax rates, product innovations and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

			June 30,
			2011	2010
Current Assets:
Cash and cash equivalents			$207,429	$346,643
Short-term investments			90,842	51,686
Accounts receivable, net			174,822	145,463
Inventories, net			422,004	310,520
Deferred income taxes			45,069	30,801
Prepaid expenses and other current assets			60,242	47,628

Total current assets			1,000,408	932,741

Property, plant and equipment, net			230,363	224,865
Intangibles and other non-current assets			82,080	54,401

Total assets			$1,312,851	$1,212,007

Current Liabilities:
Accounts payable			$159,292	$120,134
Accrued liabilities			81,624	63,916
Income taxes payable			9,541	6,181
Deferred income taxes			2,161	2,414

Total current liabilities			252,618	192,645

Long-term liabilities			44,275	38,526
Shareholders’ equity			1,015,958	980,836

Total liabilities and shareholders’ equity			$1,312,851	$1,212,007

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$268,030	$221,831	$601,116	$522,237
Cost of sales	155,617	124,909	339,167	298,011

Gross profit	112,413	96,922	261,949	224,226
	41.9%	43.7%	43.6%	42.9%

Selling, general, and administrative expense	134,512	113,458	268,659	228,997
Net licensing income	3,459	1,819	5,990	2,544

Loss from operations	(18,640)	(14,717)	(720)	(2,227)

Interest income, net	461	392	784	926

Income (Loss) before income tax	(18,179)	(14,325)	64	(1,301)

Income tax benefit (expense)	4,621	3,721	(852)	(75)

Net loss	$(13,558)	$(10,604)	$(788)	$(1,376)

Loss per share:
Basic	$(0.40)	$(0.31)	$(0.02)	$(0.04)
Diluted	(0.40)	(0.31)	(0.02)	(0.04)
Weighted average shares outstanding:
Basic	33,956	33,800	33,878	33,767
Diluted	33,956	33,800	33,878	33,767

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(788)	$(1,376)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,063	18,490
Loss on disposal or impairment of property, plant and equipment	149	258
Deferred income taxes	3,961	553
Stock-based compensation	3,804	3,272
Excess tax benefit from exercise of employee stock plans	(1,780)	(419)
Changes in operating assets and liabilities:
Accounts receivable	129,918	77,931
Inventories	(102,427)	(93,208)
Prepaid expenses and other current assets	(31,290)	(16,712)
Intangibles and other assets	(926)	(198)
Accounts payable and accrued liabilities	(4,193)	25,458
Income taxes payable	(7,395)	293
Other liabilities	1,873	2,122

Net cash provided by operating activities	11,969	16,464

CASH FLOWS FROM INVESTING ACTIVITIES
Net purchases of short-term investments	(21,819)	(29,033)
Capital expenditures	(22,639)	(14,362)
Proceeds from sale of property, plant, and equipment	159	—

Net cash used in investing activities	(44,299)	(43,395)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from issuance of common stock	9,764	4,942
Tax payments related to restricted stock unit issuances	(2,851)	(781)
Excess tax benefit from exercise of employee stock plans	1,780	419
Repurchases of common stock	—	(3,838)
Cash dividends paid	(14,237)	(12,151)

Net cash used in investing activities	(5,544)	(11,409)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	11,046	(1,681)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(26,828)	(40,021)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	234,257	386,664

CASH AND CASH EQUIVALENTS, END OF PERIOD	$207,429	$346,643

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES
Capital expenditures incurred but not yet paid	$1,802	$2,119

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Brand Net Sales:
Columbia	$239.1	$199.4	20%	$527.2	$467.1	13%
Mountain Hardwear	22.7	18.3	24%	54.4	43.9	24%
Sorel	3.7	1.8	106%	14.0	5.8	141%
Other	2.5	2.3	9%	5.5	5.4	2%

Total	$268.0	$221.8	21%	$601.1	$522.2	15%

Geographical Net Sales:
United States	$129.0	$123.7	4%	$321.5	$296.9	8%
Latin America & Asia Pacific	76.6	51.8	48%	143.9	107.9	33%
Europe, Middle East, & Africa	53.6	38.6	39%	98.0	85.5	15%
Canada	8.8	7.7	14%	37.7	31.9	18%

Total	$268.0	$221.8	21%	$601.1	$522.2	15%

Categorical Net Sales:
Outerwear	$62.1	$43.4	43%	$160.9	$131.0	23%
Sportswear	136.2	121.9	12%	290.4	268.3	8%
Footwear	50.0	38.7	29%	104.4	84.8	23%
Accessories & Equipment	19.7	17.8	11%	45.4	38.1	19%

Total	$268.0	$221.8	21%	$601.1	$522.2	15%

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